                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549



                                      FORM 8-K

                                   CURRENT REPORT

      PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): NOVEMBER 24, 1998



                             GATEWAY ENERGY CORPORATION
               (Exact name of registrant as specified in its charter)



           DELAWARE                    1-4766                 44-0651207
   (State of incorporation)   (Commission File Number)  (IRS Employer ID Number)




                           500 DALLAS STREET, SUITE 2615
                                 HOUSTON, TX  77002
                      (Address of principal executive offices)


        Registrant's telephone number, including area code:  (713) 336-0844


                           10842 OLD MILL ROAD, SUITE #5
                                  OMAHA, NE  68154
            (Former name or former address, if changed since last report)

Item 5.    Other Events

     In September 1997, the Company entered into a Settlement Agreement with Shoreham Pipeline Company ("Shoreham") to dissolve all of the joint ventures between the Company and Shoreham and to settle litigation between the parties. The Settlement Agreement provided that the Company would receive $540,000 in cash, a note receivable of $2,160,000 and Shoreham's minority interest in certain joint ventures in exchange for the Company's interest in other joint ventures. The note receivable was without collateral and was due in twenty-four monthly installments beginning December 1, 1997. Shoreham was to complete the final accounting for all the joint ventures for June, July and August 1997 and make cash distributions as appropriate.

     The Company performed an audit of the final cash distributions from Shoreham in April 1998 and believed that cash distributions to the Company for June, July and August 1997 were substantially understated. The Company initiated legal proceedings to collect the remaining distributions to which it was entitled. Shoreham counterclaimed for monetary damages for certain matters also associated with the Settlement Agreement. Beginning July 1, 1998, Shoreham defaulted on the scheduled payments required under the Settlement Agreement.

     During October and November 1998 the companies entered into mediation to settle their disputes and avoid costly litigation. On November 24, 1998, the Company and Shoreham reached an agreement under which the Company is to receive:
(i) cash of $725,000; (ii) a note from Shoreham for $400,000, collateralized with certain properties currently owned by Shoreham, and; (iii) the release of a net profits interest in the Company's Shipwreck system.

     At November 24, 1998, Shoreham's obligation to the Company totaled approximately $1.6 million. The Company currently anticipates it will recognize a charge to earnings of approximately $460,000 during the third quarter of its fiscal year ending February 28, 1999 related to the settlement of these matters.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   Gateway Energy Corporation
                                   (Registrant)

                                   By: /s/  S. D. Heflin
                                       ------------------------------
                                       S. D. Heflin
                                       Chief Financial Officer